Exhibit 12

                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                  (in thousands)
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                                                                           12 Months Ended
                                               _______________________________________________________________
                                                                                    December 31,
                                                 March 31,    ________________________________________________
                                                   1995         1994      1993      1992      1991      1990
                                               _____________  ________  ________  ________  ________  ________
Net income. . . . . . . . . . . . . . . . . . .    $ 81,312   $ 81,913  $ 84,011 $ 72,601   $ 75,683  $ 71,562
Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .      39,194     38,097    50,441    6,110     36,316    39,380
  Deferred (net). . . . . . . . . . . . . . . .      10,473     13,190     1,674   33,998      7,573    (2,964)
  Investment tax credit amortization. . . . . .      (3,365)    (3,367)   (3,366)  (3,336)    (3,464)   (3,306)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .         556        603       631    2,989      2,413     2,986
                                                    _______    _______   _______  _______    _______   _______
                                                     46,858     48,523    49,380   39,761     42,838    36,096
                                                    _______    _______   _______  _______    _______   _______
Net income before income taxes. . . . . . . . .     128,170    130,436   133,391  112,362    118,521   107,658
                                                    _______    _______   _______  _______    _______   _______

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .      30,947     31,164    32,823   35,534     36,652    36,589
  Interest on provision for revenue refunds . .           -          -         -     (803)     4,261     3,396
  Other interest. . . . . . . . . . . . . . . .         769        358       479      392      1,231     1,070
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .       1,681      1,678     1,598      863        338       326
                                                    _______    _______   _______  _______    _______   ________
                                                     33,397     33,200    34,900   35,986     42,482    41,381
                                                    _______    _______   _______  _______    _______   ________
Earnings as defined . . . . . . . . . . . . . .    $161,567   $163,636  $168,291 $148,348   $161,003  $149,039
                                                    =======    =======   =======  =======    =======   =======

Ratio of earnings to fixed charges. . . . . . .        4.84       4.93      4.82     4.12       3.79      3.60

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .    $  3,650   $  3,510  $  3,718 $  4,549   $  5,396  $  5,617
  Adjustment to pre-tax basis*. . . . . . . . .       2,103      2,079     2,185    2,491      3,054     2,833
                                                    _______    _______   _______   ______    _______   _______
                                                   $  5,753   $  5,589  $  5,903 $  7,040   $  8,450  $  8,450
                                                    _______    _______   _______   ______    _______   _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .    $ 39,150   $ 38,789  $ 40,803 $ 43,026   $ 50,932  $ 49,831
                                                    =======    =======   =======  =======    =======   =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .        4.13       4.22      4.12     3.45       3.16      2.99


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }

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